Exhibit 99.1

MANUEL A. FERNANDEZ ANNOUNCES RETIREMENT FROM SYSCO BOARD

HOUSTON, Sept. 30, 2013—Sysco Corporation (NYSE:SYY) announced today that Manuel A. (Manny) Fernandez, executive chairman of Sysco’s board of directors, will not seek re-election as a board member and will retire at the company’s 2013 Annual Meeting of Stockholders in Houston on November 15, 2013. Fernandez, who has served on Sysco’s board for seven years, was appointed executive chairman in April 2012. Prior to that, he served as chairman of the board since June 2009.

Fernandez’s appointment as executive chairman allowed Sysco to more directly use his talent and experience to oversee technology and also to provide strategic leadership to the company. Fernandez was successful in attracting new leadership to the business technology team, including Chief Technology Officer Wayne Shurts, and also identifying key issues and setting a new direction for the technology component of the company’s business transformation initiative. In addition, Fernandez worked with the business development team to accelerate acquisitions to enhance the growth of the company, and he supported the evolution of Sysco Ventures. Finally, he assisted President and Chief Executive Officer Bill DeLaney in augmenting the senior leadership team and finalizing a new strategic plan.

“I believe that I have accomplished the tasks set forth by the board when I was appointed executive chairman 17 months ago,” said Fernandez. “I am leaving the company in good hands and have great confidence in the future of the enterprise. I look forward to having more time to spend with my family.”

“We appreciate all of Manny’s contributions to Sysco over the past seven years. I personally valued his mentoring as I progressed into the role of president and CEO. We wish him all the best in his future endeavors,” said DeLaney.

Lead Director Jackie Ward said, “The board expresses much gratitude and appreciation for the leadership roles Manny has executed during his tenure with the company. His commitment, dedication and hands-on involvement leave a strong, lasting and valued legacy throughout our company.”

Fernandez will continue to serve as executive chairman and a board member until Sysco’s November 15 annual meeting. The board will elect an independent chairman on or before the annual meeting.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 193 distribution facilities serving approximately 425,000 customers. For Fiscal Year 2013 that ended June 29, 2013, the company generated sales of more than $44 billion. For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at www.twitter.com/Sysco_Corp. For important news regarding Sysco, visit the Investor Relations portion of the company’s Internet home page at www.sysco.com/investors, follow us at www.twitter.com/SyscoStock and download the new Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should also continue to review our press releases and filings with the Securities and Exchange Commission. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

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